                                                         Exhibit 1.A.(3)(c)

                              Commission Schedule



         For Policies issued on or after May 1, 1998, the following maximum percentages of 110% of the Target Premium (plus any additional portion of a premium which NELICO attributes to certain riders for commission paying purposes) paid for each policy year will be paid to the NELICO agent involved in the sale of a Policy:


         Policy Year                Maximum Percentage
         -----------                ------------------
         1                                 50%
         2-10                              5%
         11 and later                      3%


         (For Policies issued prior to May 1, 1998, lower commission amounts are payable in some or all renewal years.)

         Agents will also receive a commission of 3% of each payment in excess of 110% of the Target Premium (plus any additional portion of a premium which NELICO attributes to certain riders for commission paying purposes) in any year. For Policies sold in connection with certain executive benefit plans the maximum commissions are: 20% of 110% of the Target Premium (plus any additional portion of a premium which NELICO attributes to certain riders for commission paying purposes) in the first Policy year, 10% in Policy years two through ten, and 2% thereafter. For these Policies NELICO will pay a maximum commission of 3.5% of each payment in excess of 110% of the Target Premium (plus any additional portion of a premium attributable to riders for commission purposes) in Policy years one through ten, and 2% of such excess premiums thereafter. For Policies sold to certain group or sponsored arrangements the maximum 50% first year commission may be paid in level installments over a period of years rather than all in the first policy year.

         Agents who meet certain productivity and persistency standards in selling policies issued by NELICO may be eligible for additional compensation.

         New England Securities may enter into selling agreements with other broker-dealers registered under the Securities Exchange Act of 1934 whose representatives are authorized by applicable law to sell variable life insurance policies. Under the agreements with those broker-dealers, the commission paid to the broker-dealer will be based on the schedules described above. NELICO may pay certain broker-dealers an additional bonus after the first Policy year on behalf of certain registered representatives, the maximum amount of which may equal up to the amount of the basic commission for the particular Policy year. Commissions will be paid through the registered broker-dealer, which may also be reimbursed for portions of expenses incurred in connection with the sale of the Policies.